UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007

Tagalder Global Investment, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50141	98-0436982
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o First Asia Finance Group Limited Room 3505-06, 35th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code 852-2736-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On July 2, 2007, Tagalder Global Investment, Inc., a Delaware corporation (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with Canpera, Inc., Ltd., a British Virgin Islands corporation (“Canpera”), and the shareholders of Canpera (the “Shareholders”).  Pursuant to the terms of the Agreement, the Shareholders agreed to transfer all of the issued and outstanding shares of common stock in Canpera to the Company in exchange for the issuance of an aggregate of 10,249,878 shares of outstanding common stock in the Company to the Shareholders, thereby causing Canpera to become a wholly-owned subsidiary of the Company.

The Company’s obligations under the Agreement are contingent upon the Company’s receipt of consolidated audited financial statements for Canpera and its wholly-owned operating subsidiary, Newsgroup International Limited, a Hong Kong corporation (“Newsgroup”).  In the event that Canpera does not supply the Company with consolidated audited financial statements for itself and Newsgroup on or before August 31, 2007, the Company may unilaterally terminate the Agreement. In addition to the foregoing terms, each of the Company, Canpera and the Shareholders provided customary representations and warranties and, pre-closing covenants and closing conditions.  Closing under the Agreement shall occur on (i) the first business day on which the last of the Conditions Precedent to closing are either fulfilled or waived, or (ii) such other date as the Parties to the Agreement may agree.

As of the date of the Agreement and currently, there are no material relationships between the Company or any of its affiliates and Canpera, other than in respect of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.4 hereto and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)

The following exhibits are filed herewith:

2.4 Share Exchange Agreement dated July 2, 2007 by and between Tagalder Global Investment, Inc., Canpera, Inc., Ltd., and the shareholders of Canpera, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAGALDER GLOBAL INVESTMENT, INC.

By: /s/ Hugh McClung

Chief Executive Officer

Date: July 6, 2007